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                                                                   Exhibit 10.10

                                    Genesis
                                Financial, Inc.
                          REAL ESTATE CONTRACT PURCHASE
                               SERVICING AGREEMENT

                                 March 21, 2003

         GENESIS FINANCIAL, INC. (GENESIS) has negotiated with [ ] for a loan in the amount of $820,000 secured by interests in real estate. Temporary Financial Services, Inc. ("TFS") has agreed to provide funding for the full amount of the [ ] loan provided GENESIS agrees to service the loan on behalf of TFS in accordance with this Servicing Agreement.

         TEMPORARY FINANCIAL SERVICES, INC. (TFS) is willing to fund the [ ] loan subject to the following terms and conditions:

1. TFS will provide funding for the [ ] loan in an amount not to exceed $820,000 provided the loan is structured with as follows:

         a. Term. The initial term of the loan shall not exceed 36 months and may be extended for two one year extensions upon payment of a 2% extension fee for each extension period.

         b. Interest Rate. The loan bears interest of 12% per annum. In addition, TFS will receive two points for origination/broker fee (out of the five points designated in the loan documents).

         c. The loan is payable in monthly installments of $8,636.44, and a balloon payment of the full remaining principal balance is due at maturity (thirty-six months, or forty-eight or sixty months if extended).

         d. The loan is secured by a first position in real estate described in the loan documents. e. A property management firm is retained to receive funds from the collateral property and disburse funds in payment of the contract.

2. TFS acknowledges that GENESIS will service the loan and will disburse any payments received on the loan to TFS within seven days of receipt.

3. TFS agrees that the legal documents reflecting the loan may be prepared in the name of GENESIS subject to the right of TFS to request, at its discretion, the recording of an assignment or other appropriate document to reflect the interest of TFS in the Thompson loan and security. GENESIS agrees to comply with a request for recording if and when made by TFS.

4. Should the loan go into default, GENESIS will take appropriate action to protect the interests of TFS. If the loan is in default, and the security interests are foreclosed or the personal guarantees are enforced, the net proceeds of any amounts collected will be used to repay TFS all amounts it is then due, including interest fees and costs, after payment of reasonable attorney's fees, collection costs, and costs of foreclosure or enforcement.

Dated this 21st day of March, 2003.


/s/ Brad E. Herr                                /s/ Michael A. Kirk
Brad E. Herr for TFS                            Michael A. Kirk for GENESIS